Monday, May 10, 1:08 pm Eastern Time

Company Press Release

SOURCE:  Isramco, Inc.

Isramco Reports on Work Program
Offshore Israel; Signs Drilling Contract for Yam West 2 Well
Offshore

HOUSTON, May 10,/PRNewswire/ -- Isramco, Inc. (Nasdaq: ISRL - news), operator of the offshore licenses in Israel reported today that it had presented to the participants in the license the following proposals for its oil exploration work plans in the license areas:

     1. Offshore drilling of the Yam West 2 well in the Med Yavne license area to a depth of 3,500 meters (approximately 11,483 feet) in a water depth of 750 meters (approximately 2,461 feet). The amount budgeted for the drilling is approximately $21.2 million.

     2. Deepening of the Yam 2 well by approximately 300 meters (approximately 984 feet), to a depth of 5,700 meteres (approximately 18,702 feet) in a water depth of 93 meters (approximately 305 feet). The drilling site is located in the Yam Ashdod carveout area in the Med Ashdod license area. The amount budgeted for the drilling is approximately $12 million. The deepening of the Yam 2 is subject to the conclusion of an agreement with the Ministry of Defense as well as additional examination of the well head.

Isramco further reported that on May 6, 1999 it had signed a drilling contract with Atwood Oceanics Inc., Houston, TX, an international drilling contractor, to drill the Yam West 2 and an additional operational well. The estimated commencement date of drilling is August 1999.

Participants and their portion of the working interest:

Isramco, Inc. -- 1.0043%

Isramco Negev 2 Limited Partnership -- 70.9957%

Delek Drilling Limited Partnership -- 4.0000%

Naphtha Israel Petroleum Corporation -- 5.0000%

Naphtha Explorations Limited Partnership -- 5.0000%

J.O.E.L. -- Jerusalem Oil Exploration Ltd. -- 8.0000%

Equital Ltd. -- 6.0000%